Exhibit 10.3

ESPP ENROLLMENT FORM

HEWLETT PACKARD ENTERPRISE COMPANY

2015 EMPLOYEE STOCK PURCHASE PLAN

ENROLLMENT AND PAYROLL DEDUCTION AUTHORIZATION AGREEMENT

(“Enrollment Agreement”)

To purchase shares of Hewlett Packard Enterprise Company (the “Company”) common stock (the “Common Stock”) pursuant to the Hewlett Packard Enterprise Company 2015 Employee Stock Purchase Plan (the “ESPP”), you must accept the terms and conditions of the ESPP plan document and this Enrollment and Payroll Deduction Authorization Agreement (“Enrollment Agreement”), copies of which can be found on the ESPP website. Capitalized terms used by not otherwise defined herein shall have the meaning assigned to such terms in the ESPP.

ACKNOWLEDGEMENT AND WAIVER

By enrolling and participating in the ESPP and accepting the grant of stock purchase rights, I acknowledge, understand and agree that:

(i)	the ESPP is established voluntarily by the Company, it is discretionary in nature and may be amended, suspended or terminated by the Company at any time;

(ii)	the grant of purchase rights under the ESPP is voluntary and does not create any contractual or other right to receive future grants of purchase rights or benefits in lieu of purchase rights even if the ESPP is offered over a significant period of time, and/or my participation in the ESPP automatically continues until I withdraw or become ineligible;

(iii)	all determinations with respect to the grant of future purchase rights, if any, will be at the sole discretion of the Company;

(iv)	my participation in the ESPP is voluntary;

(v)	my participation in the ESPP shall not create a right to further employment with my employer and shall not interfere with the ability of my employer to terminate my employment relationship at any time;

(vi)	the purchase right and shares of Common Stock subject to the purchase right are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or my employer, and are outside the scope of my employment contract, if any;

(vii)	the purchase right and shares of Common Stock subject to the purchase right are not intended to replace any pension rights or compensation;

(viii)	the purchase right and shares of Common Stock subject to the purchase right are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension, retirement or welfare benefits or similar payments and in no event should be considered compensation for, or relating in any way to, past services for the Company, my employer or any Subsidiary or Affiliate of the Company;

(ix)	unless otherwise agreed with the Company, the purchase right and the shares of Common Stock subject to the purchase right, and the income and value of same, are not granted as consideration for, or in connection with, the service I may provide as a director of any Subsidiary or Affiliate of the Company;

(x)	in the event of termination of employment (whether or not in breach of local labor laws and whether or not later found to be invalid), my right to purchase shares of Common Stock under the ESPP after termination of employment, if any, will be measured by the date of termination of my active employment and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local labor law); the Board/Committee has the exclusive discretion to determine when I am no longer actively employed for purposes of participation in the ESPP;

(xi)	the future value of the shares of Common Stock purchased under the ESPP is unknown and cannot be predicted and the value of any shares of Common Stock I acquire under the ESPP may increase or decrease in value, even below the purchase price;

(xii)	the grant of purchase rights will not be interpreted to form an employment contract or relationship with my employer or any Subsidiary or Affiliate of Company;

(xiii)	no claim or entitlement to compensation or damages shall arise from forfeiture of the purchase rights under the ESPP resulting from termination of my employment by the Company or my employer (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the grant of the purchase rights to which I am otherwise not entitled, I irrevocably agree never to institute any claim against the Company or my employer; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the ESPP, I shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(xiv)	the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding my participation in the ESPP or the purchase or sale of shares of Common Stock under the ESPP. The Company has advised me to consult my attorney or accountant with respect to tax consequences for me upon participation in the ESPP, including purchase and disposition of shares of Common Stock purchased under the ESPP;

(xv)	neither the Company, my employer, nor any Subsidiary or Affiliate of the Company will be liable for any foreign exchange rate fluctuation between my local currency and the U.S. dollar that may affect the value of any shares of Common Stock I acquire under the ESPP; and

(xvi)	the laws of the state of Delaware, without regard to its conflict of law provision, and the United States of America govern the ESPP.

TAX WITHHOLDING

Regardless of any action the Company and/or my employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to my participation in the ESPP and legally applicable to me (“Tax-Related Items”), I hereby acknowledge and agree that the ultimate liability for all Tax-Related Items is, and remains, my responsibility and may exceed the amount actually withheld by the Company, my employer and/or any trustee. I further acknowledge that the Company and/or my employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of my participation in the ESPP, including the grant or exercise of the purchase rights, the subsequent sale of shares of Common Stock acquired under the ESPP and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the purchase rights to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the Entry Date and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge that the Company, my employer (or former employer, as applicable) and/or any trustee may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable event, I shall pay or make adequate arrangements satisfactory to the Company and/or my employer, as applicable, to satisfy all Tax-Related Items. In this regard, I authorize the Company and/or my employer, or their respective agents, which are qualified to deduct tax at source, to withhold all applicable Tax-Related Items by one or a combination of the following: (i) withholding from my wages or other cash compensation paid to me by the Company and/or my employer; (ii) withholding from the proceeds of the sale of shares of Common Stock purchased under the ESPP either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization); (iii) withholding in shares of Common Stock to be issued upon purchase; and/or (iv) requiring that I pay the Tax-Related Items to the Company or my employer in the form of cash, check or wire transfer.

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, I am deemed to have been issued the full number of shares of Common Stock subject to the purchase rights, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of my participation in the ESPP. Any estimated withholding which is not required in satisfaction of any Tax-Related Items will be repaid to me by the Company or my employer as soon as practicable and without interest.

Finally, I shall pay to the Company or my employer any amount of any Tax-Related Items that the Company or my employer may be required to withhold or account for as a result of my participation in the ESPP or my purchase of shares of Common Stock that cannot be satisfied by the means previously described. The Company may refuse to allow me to purchase shares of Common Stock and/or refuse to deliver shares of Common Stock or proceeds of the sale of shares of Common Stock if I fail to comply with my obligations in connection with the payment of Tax-Related Items.

By participating in the ESPP, I consent and agree that in the event the ESPP benefits become subject to an employer or Company tax that is legally permitted to be recovered from me, as may be determined by the Company and/or my employer at their sole discretion, and whether or not my employment with the Company and/or my employer is continuing at the time such tax becomes recoverable, I will assume any liability for any such taxes that may be payable by the Company and/or my employer in connection with the ESPP benefits. Further, by participating in the ESPP, I agree that the Company and/or my employer may collect any such taxes from me by any of the means set forth in this Enrollment Agreement. I further agree to execute any other consents or elections required to accomplish the above, promptly upon request of the Company.

DATA PRIVACY CONSENT

I explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this Enrollment Agreement and any other materials by and among, as applicable, the Company, its Subsidiaries, its Affiliates and my employer for the exclusive purpose of implementing, administering and managing my participation in the ESPP.

I understand that the Company, its Affiliates, its Subsidiaries and my employer hold certain personal information about me, including, but not limited to, name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of Common Stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in my favor (“Data”), for the exclusive purpose of implementing, managing and administering the ESPP. I understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the ESPP, that these recipients may be located in my country or elsewhere and that the recipient country may have different data privacy laws and protections than my country. The Company is committed to protecting the privacy of Data in such cases. I understand that by contract both with the Company and/or any of its Subsidiaries or Affiliates and with the Company’s vendors, the people and companies that have access to my Data are bound to handle such Data in a manner consistent with the Company’s Privacy Policy and law. The Company periodically performs due diligence and audits on its vendors in accordance with good commercial practices to ensure their capabilities and compliance with those commitments.

I understand that I may request a list with the names and addresses of any potential recipients of Data by contacting my local human resources representative. I further understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the ESPP.

ENGLISH LANGUAGE DOCUMENTS

While the Company may provide local language translations of this Enrollment Agreement and other ESPP materials, I understand and agree that in the event of any discrepancy between the meaning of the translations and the English language versions, the English language versions and the ESPP document govern.

ELECTRONIC ENROLLMENT AND FUTURE ACTIVITY

Employees are required to enroll electronically using the Web, the Interactive Voice Response System (“IVR”) or a Customer Service Representative (“CSR”). In some countries, local laws require the Company to obtain a signed Enrollment Agreement in addition to the electronic enrollment. In these countries, employees are required to submit a signed copy of this Enrollment Agreement to the address designated on the Country Coordinator list on the ESPP Web site.

I agree that my electronic enrollment, as summarized in the written confirmation I receive from the ESPP administrator, will govern my contributions to the ESPP. I agree to be responsible for correcting any errors or making future changes to my enrollment using the Web, IVR or CSR.

I also agree that the Company may, in its sole discretion, decide to deliver any documents related to the purchase rights and my participation in the ESPP by electronic means. I hereby consent to receive such documents by electronic delivery and agree to participate in the ESPP through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

HOLDING PERIOD

I agree that as a condition of participating in the ESPP I cannot request a transfer of my shares of Common Stock until the applicable holding period has lapsed. I understand that the holding period will be two years from the Entry Date for each Offering Period. I further understand that I am responsible for tracking the holding period and determining the U.S. tax consequences, if applicable, of selling the shares of Common Stock prior to the lapse of the applicable holding period.

SPECIAL TERMS AND CONDITIONS

Notwithstanding any provisions in this Enrollment Agreement, my participation in the ESPP, the grant of the purchase rights and any shares of Common Stock purchased under the ESPP shall be subject to any special terms and conditions set forth in the Appendix to this Enrollment Agreement for my country. Moreover, if I relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to me, to the extent the Company determines that the application of such terms and conditions is necessary or advisable to comply with local law or facilitate the administration of the ESPP. The Appendix constitutes part of this Enrollment Agreement.

The Company reserves the right to impose other requirements on my participation in the ESPP, on the purchase rights and on any shares of Common Stock acquired under the ESPP, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the ESPP, and to require me to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

WAIVER OF PROVISION

A waiver by the Company of a breach of any provision of this Enrollment Agreement shall not operate or be construed as a waiver of any other provision of this Enrollment Agreement, or of any subsequent breach by me or any other Participant.

IMPORTANT LEGAL INFORMATION

I agree to receive copies of the ESPP, the plan prospectus and other plan information, including information prepared to comply with laws outside the United States of America, such as the European prospectus, from the ESPP Web site and stockholder information, including copies of the Annual Report, proxy and Form 10K, from the Investor Information section of the HPE Web site. I understand that copies of the ESPP, the ESPP prospectus, other ESPP information and stockholder information are available upon written or telephonic request to the Company Secretary or the ESPP administrator.

I understand and agree that in event of an administrative error that results in an economic loss, the ESPP administrator will determine the appropriate correction and or cash compensation, if any.

I also agree that as a condition of participating in the ESPP, I must comply with all applicable laws related to my participation in the ESPP.

I acknowledge that the provisions of this Enrollment Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

CERTIFICATION, ELECTION AND PAYROLL DEDUCTION AUTHORIZATION

I elect to participate in the ESPP or to change my contribution to the ESPP. I understand that I may elect to contribute from 1% to 10% (in whole percentages) of my Compensation, as defined in the ESPP. My contributions will be credited to an account in my name and applied to the purchase of shares of Common Stock pursuant to the terms and conditions of the ESPP. I understand that my contributions will continue until I elect to change my rate of contribution or withdraw from the ESPP or become ineligible. I understand that changes in my election, including withdrawal from the ESPP, will be effective as soon as administratively possible. I also understand that to withdraw and receive a refund of my contributions for the current Offering Period, I must withdraw prior to the Change Enrollment Deadline set by the Company. Any changes made after the Change Enrollment Deadline will be effective for the next Offering Period.

I certify that I have reviewed the details of the ESPP and agree to be bound by the terms of the ESPP and this Enrollment Agreement.

I understand that the Company reserves the right to terminate the ESPP or to amend the ESPP and my right to purchase shares of Common Stock under the ESPP to the extent provided by the ESPP. I agree to be bound by such termination or amendment, as applicable, regardless of whether notice is given to me of such event, subject in any case to my right to timely withdraw from the ESPP in accordance with the ESPP withdrawal procedures then in effect.

I understand and agree that I must also enroll, elect to change my contribution or withdraw electronically using the Web, IVR or CSR.

Please enter the percentage you wish to deduct from each pay period. To withdraw, enter zero (0).

Percentage to deduct:     %

SIGNATURE

If you reside in Belgium, Brazil, Canada, Chile, China, Estonia, France, Germany, Hungary, India, Israel, Italy, Lithuania, Netherlands, New Zealand, Poland, Romania, Saudi Arabia, Thailand or Turkey, you are required to sign and return this Enrollment Agreement to enroll, change your contribution rate or withdraw. Please submit the signed Enrollment Agreement to the address designated on the Country Coordinator list on the ESPP Web site within two business days of your enrollment, change or withdrawal.

This Enrollment Agreement can be printed from the ESPP website on the Enrollment Agreement web page or obtained from the address or person designated on the Country Coordinator list on the ESPP Web site.

Name	Entity

Signature	Employee Number	Date